Exhibit 99.1

MIDWEST AIR GROUP, INC.

2005 Director Compensation Summary

        In 2005, all directors who are not employees of Midwest Air Group, Inc. (the “Company”), any of the Company’s subsidiaries or any 10% or greater shareholder of the Company (“Non-employee Directors”) will be paid an annual retainer of $25,000 per year, half payable in cash and half in common stock, and will receive a fee of $2,000 for each Board meeting they attend, $1,000 for each committee meeting they attend and $500 for each telephonic Board or committee meeting they attend. In 2005, the annual retainer for the Chair of the Audit Committee will be an additional $5,000 and the annual retainer for all other committee chairs will be an additional $2,500. The Midwest Air Group, Inc. 2005 Non-Employee Director Stock Plan (the “2005 Director Plan”), allows each Non-employee Director to defer the receipt of fees for purposes of deferring recognition of income for tax purposes. Such deferral may be made to a share account for common stock granted under the 2005 Director Plan or to a cash account for those fees payable in cash. Such deferred fees (i) will be treated as invested in common stock, and ultimately will be paid in common stock, to the extent such fees would have been paid in common stock, or (ii) will otherwise earn a return at market rates.

        The directors are reimbursed for expenses incurred in connection with attendance at Board of Director and committee meetings. To encourage directors to stay well informed about the Company’s operations and service levels, the Board of Directors adopted a Director Travel Policy. Pursuant to the Director Travel Policy, each outside director and his or her spouse and dependent children are (1) eligible to purchase airline tickets at a price equal to the lowest fare structure for a specified flight and (2) entitled to one free roundtrip ticket per six-month period, in each case, subject to seat availability at the time of reservation. The Company also maintains director and officer liability insurance against certain claims and liabilities which may be made against the Company’s former, current or future directors or officers.